Exhibit 99.1

LEO AIC Entered MAJOR JOINT VENTURE IN CHINA

Seoul, South Korea / May 8, 2017 / Leo AIC Co., Ltd. (“Leo AIC”), a subsidiary of Leo Motors, Inc. (OTCQB: LEOM), has signed a joint venture agreement with Lan Zhou Xinqu Zhonghan Chanye Jingji Fazhan Gongsi Co., Ltd. (“LZC”) to set up a Joint Venture Company (“JVC”) in Lanzhou City in Gansu Province in Northwest China to develop, manufacture and sell smart street lamps and products for a smart city. The initial investment of the JVC is 100,000,000 Chinese Yuan or approximately $ 14.5 million.

兰州新区中韩产业园经济发展公司
란주신구중한산업원경제발전공사
LEOAIC Co.,Ltd.
주식회사 레오에이아이씨
中国兰州市新区中韩产业园 韩中合资经营合同书签约仪式
중국란주시신구중한산업원 한중합자경영계약서 체결식
소화전

LZC will contribute 51,000,000 Chinese Yuan for 51% of the JVC, and Leo AIC will contribute 2,000,000 Chinese Yuan and its proprietary technologies for 49%. Contributing technology from Leo AIC was evaluated as 47,000,000 Chinese Yuan by contractors, and will be officially evaluated by an Evaluation Institute of Industrial Technology certified by the Chinese government.

Leo AIC’s proprietary technologies will be utilized in smart street lamps by the JVC, which will be sold to the city government to facilitate street lamps in the China-Korean Industrial Park in the new district of Lan Zhou city.

LZC will guarantee 20,000 units of smart street lamps within the first year after the relevant government procurement announcement for smart street lamps are listed on, and entering mass production.

“LEOM’s sales are expected to reach $200 million in the first year after commencement of production,” said Dr. Shi Chul (Robert) Kang, CEO of LEOM, “if LZC fulfills its binding liability in the agreement.” He also said, “We have a big picture. After successful deployment of our smart street lamps in Lanzhou city, our products will be spread to many other cities in China, and in the world.”

The smart street lamp of Leo AIC is like an intelligent robot pole including voice/image recognition, digital signage, chatbot, tele-diagnosing, tele-operation, traffic/pedestrian sensing, solar/wind power generation, micro grid, cloud artificial intelligence as well as lighting roads and sidewalks. What makes Leo AIC’s smart street lamp different from its competitors is its security solution which adapts a blockchain algorithm used in Bitcoin. Leo AIC’s blockchain solution is a ledger of facts, replicated across several computers assembled in a peer-to-peer street lamp network.

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. In addition to statements which explicitly describe such risks and uncertainties, readers are urged to consider statements labeled with the terms "believes," "belief," "expects," "intends," "anticipates," "will," or "plans" to be uncertain and forward looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the company's reports and registration statements filed with the Securities and Exchange Commission.

About Leo Motors, Inc.

Leo Motors, Inc., through its subsidiary Leo Motors, Co. Ltd., is engaged in the research and development (R&D) of multiple products, prototypes and conceptualizations based on electric power generation, drive train and storage technologies. Leo Motors, Co. Ltd. operates through four unincorporated divisions: new product research & development (R&D), post R&D development such as product testing; production; and sales. The Company’s products include, E-Box electric energy storage system for solar and wind power generation devices; EV components that integrate electric batteries with electric motors such as EV Controllers that use a mini-computer to control torque drive.

Source Leo Motors

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